Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of E*TRADE Financial Corporation (the “Company”) of our reports dated February 26, 2009 relating to the consolidated financial statements of E*TRADE Financial Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, as of January 1, 2007, and the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurement, and SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities, on January 1, 2008) and the effectiveness of E*TRADE Financial Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of E*TRADE Financial Corporation for the year ended December 31, 2008.

Filed on Form S-3:

Registration Statement Nos.:	333-104903, 333-41628, 333-124673, 333-129077, 333-130258, 333-136356, 333-150997, 333-156570

Filed on Form S-4:
Registration Statement Nos.:	333-91467, 333-62230, 333-117080, 333-129833

Filed on Form S-8:
Registration Statement Nos.:	333-12503, 333-52631, 333-62333, 333-72149, 333-35068, 333-35074, 333-37892, 333-44608, 333-44610, 333-54904, 333-56002, 333-113558, 333-91534, 333-125351, 333-81702

/s/ Deloitte & Touche LLP

McLean, Virginia

February 26, 2009